Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made by and between Steve C. Bierman (the “Employee”) and CNH America LLC, (the “Company”).

RECITALS

The Company and Employee acknowledge the following:

1.                                       Employee has valuable expertise and experience which will enable him to provide valuable business and management services to the Company; and

2.                                       The Company desires to employ Employee in its business or in such other businesses as the Company may from time to time engage, and Employee desires to accept such employment.

AGREEMENTS

In consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

1.                                      Employment

1.1                                 Duties. Employee shall serve as an employee of the Company and will faithfully and to the best of Employee’s ability perform the duties of Employee’s position and any other duties assigned by the Company from time to time.

1.2                                 Best Efforts. Employee agrees to devote Employee’s entire business time, best efforts, skill and attention to the discharge of Employee’s duties while employed by the Company.

1.3                                 Duty to Act in the Best Interest of the Company. Employee shall not act in any manner, directly or indirectly, which may damage the business of the Company or which would adversely affect the goodwill, reputation or business relations of the Company with its customers, the public generally or with any of its other employees.

2.                                      Term of Employment

2.1                                 Term. This Agreement shall become effective upon execution and shall remain in effect until the termination of the Employee’s employment. The parties understand and agree that this Agreement does not alter the at-will status of the Employee’s employment and that either party shall have the right to terminate Employee’s employment at any time subject to the provisions set forth below.

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2.2                                 Termination for Cause. The Company shall have the right to terminate Employee’s employment with the Company for any of the following causes (each a “Termination for Cause”):

(a)                     Conviction of Employee for, or entry of a plea of guilty or nolo contendere by Employee with respect to, any felony or any crime involving an act of moral turpitude;

(b)                    Engaging in any act involving willful malfeasance, fraud, embezzlement or dishonesty (including alteration or falsification of records) by Employee in performing services for or on behalf of the Company;

(c)                     Conduct which is detrimental to the reputation, goodwill or business operations of the Company;

(d)                    Material failure by Employee to perform his duties;

(e)                     Employee’s continued absence from his/her duties without the consent of the Employee’s supervisor after receipt of notification from the Company, other than absence due to bona fide illness or disability as defined herein;

(f)                       Employee’s failure or refusal to comply with the directions of his/her supervisor or with the policies, standards and regulations of the Company, provided that such directions, policies, standards or regulations do not require Employee (i) to take any action which is illegal, immoral or unethical or (ii) to fail to take any action required by applicable law, regulations or licensing standards;

(g)                    Conduct, actions, or performance that violates the CNH Business Ethics Policy or Code of Conduct; or

(h)                    Employee’s breach of any of the restrictive covenants set forth in Section 5 of this Agreement.

Upon the effectiveness of any Termination for Cause by the Company, or a voluntary quit without the approval of the Company, payment of all compensation to Employee under this Agreement shall cease immediately (except for any payment of compensation accrued but unpaid through the date of such Termination for Cause).

2.3                                 Termination by the Company Without Cause.

(a)                                  The Company shall have the right to terminate Employee’s employment without cause upon written notice to Employee. If the Company terminates Employee’s employment without cause pursuant to this Section 2.3, in lieu of severance benefits under the Company’s Separation Allowance Policy, the Company agrees to pay to the Employee an amount equal to two (2) years’ base salary in effect at the time of separation (the “Severance Payment”). Payment of the Severance Payment shall be made in the same manner and at the same frequency as Employee was paid prior to termination of employment. Company shall be authorized to deduct from Severance Payments paid to Employee such withholding and other applicable taxes as are customarily withheld from employees. In the event of Employee’s termination of employment with Company for any reason other than a Termination for Cause or voluntary quit without the permission of

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Company, Employee shall continue to be eligible for participation in the CNH Supplemental Retiree Medical Plan (“Retiree Medical Plan”), in accordance with its terms and provisions; provided, however, that Employee shall lose eligibility for the Retiree Medical Plan if the Employee violates any provisions of this Agreement including the non-compete provisions.

(b)                                 Employee shall be required to sign and not revoke a commercially reasonable release as a condition to receiving the Severance Payment and benefits set forth in paragraph 2.3(a), above, which shall be similar to, as determined by the Company, the sample release attached hereto.

2.4                                 Termination Due to Disability or Death. If the Employee is unable to perform his/her duties under this Agreement by reason of physical or mental disability, the Employee’s employment shall be terminated and all compensation to the Employee under this Agreement shall cease immediately (except for any payment of compensation accrued but unpaid through that date, COBRA benefits and other benefits to which the Employee may be entitled notwithstanding termination of his/her employment). The term “disability” as used herein shall mean a condition which prohibits the Employee from performing his/her duties substantially in the manner he/she is capable of performing them on the date of this Agreement, which cannot be removed by reasonable accommodations on the part of the Company, for 60 days or more during any one year period. If the Employee should die during the term of this Agreement, this Agreement shall terminate and all payments to Employee under this Agreement shall cease immediately (except for any such payments accrued but unpaid through the date of death).

2.5                                 COBRA Coverage. Any period of continued post-employment medical plan coverage provided in accordance with this Agreement shall count against the minimum period of coverage required by the medical continuation provisions of COBRA and any other applicable legislation.

3.                                      Compensation

3.1                                 Base Compensation. Subject to Section 2 of this Agreement, during the term of Employee’s employment with the Company, the Company shall pay to Employee an annual salary (“Base Compensation”), which salary shall be set and reviewed annually by the Board of Directors. Employee acknowledges that Employee’s employment and/or continuation of employment is consideration for the covenant made by Employee in Section 5 of this Agreement against post-employment competition, and that said consideration is reasonable and adequate.

3.2                         Incentive Compensation. Subject to Section 2 of this Agreement, in addition to the Base Compensation referred to in Section 3.1 of this Agreement, Employee shall be eligible to participate in any incentive pay plan adopted by the Board of Directors for a group of employees that includes executive officers. Any incentive compensation

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under this Section 3.2 and under such incentive pay plan shall be determined in accordance with the terms of such incentive pay plan(s) and need not be uniform among all executive officers.

3.3                                 Reimbursement of Business Expenses. During the term of this Agreement, the Company shall reimburse Employee for all ordinary and necessary business expenses incurred by him in connection with the business, upon submission by Employee to the Company of vouchers itemizing such expenses in a form satisfactory to the Company, properly identifying the nature and business purpose of any such expenditure.

3.4                                 Benefits. During the term of Employee’s employment with the Company, Employee shall be entitled to participate in such insurance, medical and retirement plans and to be provided such other fringe benefits as have been accorded other similarly-situated employees of the Company, as determined from time to time by the Company. Employee shall also be eligible to participate in the Retiree Medical Plan, in accordance with its terms and conditions. All rights and benefits under such plans shall be determined in accordance with the underlying plan documents.

4.                                      Property of the Company/Assignment

4.1                                 During Employment. Employee agrees that all works created by Employee, including without limitation software, contracts, fees, commissions, customer lists and any other incident of any business developed or sought by the Company, or earned or carried on by Employee for the Company, are and shall be the exclusive property of the Company for its sole use.

Employee hereby grants and assigns to the Company (without additional compensation) his/her entire right, title and interest under applicable laws in and to all software products and modifications thereto, inventions, improvements, drawings, designs, prototypes, patents, patent applications, trade secrets, confidential information, cost information, marketing plans, new product plans, proposed product improvements, research information, customer lists and customer contacts, all other technical and research data, and copyrightable material (including derivative works) made, conceived, developed or acquired by him solely or jointly with others during the period of his/her employment by the Company, but only to the extent the foregoing pertains to the business. During the term of his/her employment with the Company and for two years after the termination of his/her employment with the Company for any reason, Employee shall execute all documents as requested by Company to accomplish such assignment of rights, and shall otherwise cooperate with the Company and its attorneys in the protection and enforcement of the Company’s intellectual property rights, at the expense of Company

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4.2                                 Upon Termination of Employment. Upon termination of employment, any Company property over which Employee has any control, is in Employee’s possession or which was in Employee’s possession or was otherwise entrusted to Employee for use in Employee’s employment must be turned over and must remain on Company premises immediately following Employee’s date of termination. Any Company property which Employee possesses that is not on Company premises as of Employee’s date of termination must be returned to the Company as soon as possible following Employee’s termination. Employee agrees to provide all codes, passwords, usernames, or other identification or information necessary to access any of the Company’s computer files, e-mail accounts, or voicemail systems and agrees to cooperate with the Company in an effort to transfer any files, data, systems, or other information to the Company or its designated agent or employee. Employee agrees that, as of the date of Employee’s termination, Employee will not access or attempt to access any computer, e-mail, voicemail, or other system of the Company. Employee agrees that any breach of any aspect of this paragraph shall entitle the Company to any and all relief provided for under Enforcement, including immediate cessation of any severance payments and benefits under this Agreement and the return of any severance payments previously made to Employee.

5.                                      Covenants of Non-Disclosure, Non-Solicitation and Non-Competition

5.1                                 During Term of Employment. The Employee agrees during his/her employment with the Company he/she shall not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant or in any other capacity, participate in, engage in or have a financial or other interest in any business which is competitive with the Company or any successor or assign of the Company. The ownership of one percent (1%) or less of the outstanding securities of a publicly-traded company/business, even though that company/business may be a competitor of the Company, shall not be deemed financial participation in a competitor.

5.2                                 Upon Termination of Employment. The Employee agrees that, upon voluntary or involuntary termination of employment with the Company and for a period of two (2) years thereafter, he/she will not, anywhere in the United states, as an owner, director, officer, employee, partner, consultant, representative, agent, or in any other capacity, accept a position that is equivalent to the position held with the Company or perform duties or provide services similar to those provided to the Company, with any business that competes with the Company in the type of business conducted by the Company at the time Employee’s employment is terminated, including without limitation any recognized competitor of the Company in the agricultural or construction equipment industries including, but not limited to: John Deere, AGCO, Claas, Kubota, McCormick, Caterpillar, Komatsu, JCB, Doosan, Hyundai, Volvo, Hitachi, Terex, Liebherr or any subsidiaries or affiliates of such entities. The type of business conducted by the Company includes, without limitation, designing, developing, testing, manufacturing, assembling,

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marketing, distributing and selling agricultural and/or construction equipment, parts and components and providing related and ancillary financial and credit services.

The Employee further agrees that, upon voluntary or involuntary termination of employment with the Company and for a period of two (2) years thereafter, he/she will not, directly or indirectly, individually or as an employee, agent, partner, shareholder, consultant, or in any other capacity, canvass, contact, solicit or accept any of the Company’s customers with whom the Employee had direct or indirect contact during the two (2) year period preceding his/her termination for the purpose of providing services, products or business that are substantially similar to the services, products or business which the Company provides to said customers.

5.3                                 Impairment of Company’s Relationships. The Employee further agrees that during the term of his/her employment and for a period of two (2) years thereafter, he/she will not interfere with or attempt to impair the relationship between the Company and any of its employees nor will the Employee attempt, directly or indirectly, to solicit, entice, or otherwise induce any other employee to terminate his/her association with the Company. The term “solicit, entice or induce” includes, but is not limited to, the following: (a) initiating communications with an employee of the Company relating to possible employment; (b) offering bonuses or additional compensation to encourage employees of the Company to terminate their employment and accept employment with a competitor, supplier or customer of the Company; (c) referring employees of the Company to personnel or agents employed or engaged by competitors, suppliers or customers of the Company; or (d) referring personnel or agents employed or engaged by competitors, suppliers or customers of the Company to employees of the Company.

5.4.                              Non-Disclosure of Information

(a)                     Confidential Information: As used in this Agreement, “Confidential Information” shall mean any and all information whether generated by the Company or by a third party at the Company’s request, disclosed by the Company to Employee during the period of the Employee’s employ with the Company, including, without limitation, trade secrets, design documents, copyright material, inventions, technology, processes, marketing data, business strategies, financial information and records, product information (including, without limitation, any product designs, specifications, capabilities, drawings, diagrams, blueprints, models and similar items), customer and prospective customer lists, supplier and vendor lists, product pricing formulas, software and similar information, in any form (whether oral, electronic, written, graphic or other printed form or obtained from access to or observation of the Company’s facilities or operations). Confidential Information does not include information or data which is:

(1)                  at the time of disclosure, or thereafter becomes, available to the general public by publication or otherwise through (i) no fault or negligence of the Employee or (ii) no breach of this Agreement by Employee;

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(2)                  in the possession of the Employee prior to disclosure thereof by the Company as evidenced by written records of the Employee prepared prior to the date of disclosure of such information to the Employee;

(3)                  independently developed by the Employee without the benefit of any of the Confidential Information as evidenced by the written records of the Employee prepared to the date of disclosure of such information to the Employee; or

(4)                  disclosed to Employee by a third party having no obligation of confidentiality to the Company with respect to the information so disclosed.

(b)                    Trade Secrets: The parties also acknowledge that certain of the Company’s Confidential Information is a “trade secret” (Trade Secret) as that term is defined in 63 Del. Laws, c. 218, § 1, et. Seq..; of the Delaware Uniform Trade Secrets Act, i.e. information, including a formula, pattern, compilation, program, device, method, technique or process, that: a. Derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and b. Is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(c)                     Disclosure of Confidential Information: Except as required in the performance of his/her duties of employment, and for a period of two (2) years following the termination of his/her or her employment with the Company, Employee shall not disclose to a third party or use any of the Company’s Confidential Information and shall not remove any of the Company’s Confidential Information in any form or media from the Company’s offices, unless he or she first obtains the written consent of the Company.

(d)                    Disclosure of Trade Secrets: Employee shall never disclose to a third party, or use any of the Company’s Trade Secrets, except in the court of his/her employment, and shall not remove any of the Company’s Trade Secrets in any form or media from the Company’s offices, unless he or she first obtains the written consent of the Company. The parties acknowledge that this obligation has no termination date.

5.5                                 Waiver of Unintended Effects. It is not the purpose of the Agreement to preclude Employee from engaging in employment that is not competitive with the Company, does not pose a competitive threat to the Company, and does not interfere with the Company’s protectable business interests. If during the term of this Agreement, Employee wishes to engage in a business that may involve a violation of the literal terms of this Agreement but Employee believes it will not pose a competitive threat to the Company, Employee agrees to submit to the Company in writing a request to engage in this business. Any such request must specifically refer to this Agreement. The Company agrees that it will respond to the request with reasonable promptness and that it will not unreasonably withhold permission to engage in the business specified in the request, regardless of the terms of this Agreement, if the business sought to be engaged in is not

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competitive with that of the Company and does not pose a competitive threat to the Company. Any such permission granted by the Company must be in writing, shall extend only to the business specifically identified in Employee’s written request, and shall not otherwise constitute a waiver of the Company’s rights under this Agreement.

5.6.                              Common Law of Torts and Trade Secrets. The parties agree that nothing in the Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

6.                                      Disclosures

6.1                                 Upon Employment. Employee represents and warrants to the Company that Employee is not a party to any confidentiality, non-competition, non-solicitation or similar agreements with any third party, or to any agreement the terms of which could prohibit the employee from performing his/her employment duties for the Company, or to any agreement which could be breached by Employee’s performance of Employee’s employment duties for the Company.

6.2                                 Upon Termination of Employment. Employee shall promptly notify any subsequent employer during the Non-Compete Period of the terms of this Agreement to ensure that this Agreement is not breached.

7.                                      Indemnification

The Company shall indemnify and hold harmless Employee from and against any claim of liability or loss (including costs and reasonable attorneys’ fees) arising as a result of Employee’s proper performance of his/her obligations under this Agreement in accordance with the provisions for indemnification of officers of the Company set forth in the Bylaws of the Company.

8.                                      Miscellaneous Provisions

8.1                                 Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any corporation or other entity which controls, is controlled by, or is under common control with, the Company, without Employee’s consent. Further, if the Company sells all or substantially all of the assets of the business, the rights and obligations of the Company under this Agreement may be assigned without Employee’s consent. In all other circumstances, the rights and obligations of the Company under this Agreement may be assigned with Employee’s consent (which shall not be unreasonably withheld) and shall inure to the benefit of and be binding upon the successors and assigns of the Company. Employee’s obligation to provide services hereunder may not be assigned to or be assumed by any other person or entity.

8.2                                 Notices. All notices, requests, demands, or other communications under this Agreement shall be in writing and shall be deemed to be duly given only if provided to the

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Company’s Corporate Secretary, and to Employee at his/her address as shown in the Company’s records.

8.3                                 Severability. If any provision or portion of this Agreement shall be or become illegal, invalid or unenforceable in whole or in part for any reason, such provision shall be ineffective only to the extent of such illegality, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any court of competent jurisdiction should deem any covenant herein to be invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

8.4                                 Integration, Amendment and Waiver. This Agreement constitutes the entire agreement between the Company and the Employee, superseding all prior similar arrangements and agreements, and may be modified, amended or waived only by a written instrument signed by both parties.

8.5                                 Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Delaware.

8.6                                 Interpretation. The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any party. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

8.7                                 Non-Wavier of Rights and Breaches. No failure or delay of any party in the exercise of any right given to such party hereunder shall constitute a waiver unless the time specified for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver by a party of any default of any other party shall not be deemed to be a waiver of any subsequent default or other default by such party.

8.8                                 Enforcement. Employee acknowledges that an irreparable injury will result to the Company and its business in the event of a breach of any of the covenants or obligations of Employee contained Sections 4, 5, and 6 of this Agreement. Employee also acknowledges and agrees that the damages or injuries which the Company may sustain as a result of such a breach are difficult to ascertain and money damages alone would not be an adequate remedy to the Company. Employee therefore agrees that if a controversy arises concerning the rights or obligations of a party under this Agreement or Employee breaches any of the covenants or obligations contained in Sections 4, 5, or 6 of this Agreement, the Company shall be entitled to any injunctive, or other relief necessary to enforce, prevent or restrain any violation of the provisions of this Agreement (without

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posting a bond or other security). Such relief, however, shall be cumulative and non-exclusive and shall be in addition to any other right or remedy to which the Company may be entitled. Employee also agrees that any breach by Employee of Employee’s obligations enumerated in Sections 4, 5, and 6 of this Agreement shall entitle the Company to reimbursement for any and all attorneys fees incurred in enforcing this Agreement or taking action against Employee for breach of Sections 4, 5, or 6 of this Agreement.

8.9                                 Internal Revenue Code Compliance. To the extent applicable, it is intended that this Agreement and any payments or benefits due hereunder be subject to all applicable tax withholding and that this Agreement comply with the provisions of Internal Revenue Code (“Code”) Section 409A and that any such payments not constitute excess parachute payments under Code Section 280G.

(a)                                  The parties intend for the payments under this Agreement to be exempt from the application of Code Section 409A due to the application of one or more of the exemptions set forth in Treasury Regulation Sections 1.409A-1(b)(4) (short-term deferrals), 1.409A-1(b)(9) (separation pay plans) and/or 1.409A-1(b)(10) (legal settlements). To the extent that any provision of this Agreement is subject to the application of Code Section 409A, it is intended that this Agreement first be bifurcated into payments and benefits that are subject to Code Section 409A and payments and benefits that are not subject to Code Section 409A, Any payments or benefits due hereunder that are subject to Code Section 409A shall be administered and paid in a manner that complies with the provisions of Code Section 409A and such payments will not be delayed, accelerated or otherwise changed except as required to comply with Code Section 409A or as expressly permitted under Code Section 409A. This Agreement shall be administered by the Company in a manner consistent with the intent of the preceding sentences, and any provision that would cause this Agreement to become subject to and then fail to satisfy Code Section 409A shall have no force or effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A). The Company reserves the right to adjust the timing of payments under this Agreement in order to ensure that this Agreement complies with the intent of this Section.

(b)                                 Any provision that would, in the reasonable opinion of the Company’s regular tax consultant, cause Employee to receive any excess parachute payments as defined under Code Section 280G(b)(1). shall be null and void and such excess payments shall be forfeited.

8.10                           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company and Employee have caused this Employment Agreement to be duly executed as of the date first written above.

EMPLOYEE	CNH America LLC:

/s/ Steve C. Bierman	/s/ Ann Daane
Steve C. Bierman	Ann Daane
Vice President
Human Resources North America

March 23, 2009	April 6, 2009
Date	Date

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